Exhibit 16.1

{FROST, PLLC Letterhead}

January 7, 2010

Securities and Exchange Commission
Washington, DC 20549

Re: Charles & Colvard, Ltd

Gentlemen:

We have read Item 4.01 "Changes in Registrant's Certifying Accountant" contained in the Charles & Colvard, Ltd. Form 8-K filed on the date hereof and are in agreement with the statements contained therein, as they relate to our firm.

Very truly yours,

/s/ FROST, PLLC
FROST, PLLC
Little Rock, AR